Exhibit 8.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

[—]

Bill Barrett Corporation

1099 18th Street, Suite 2300

Denver, Colorado 80202

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of Bill Barrett Corporation, a Delaware corporation (“Bill Barrett”), including the proxy statement/prospectus forming a part thereof, relating to the proposed transaction among Bill Barrett, Fifth Creek Energy Operating Company, LLC, a Delaware limited liability company, Red Rider Holdco, Inc., a Delaware corporation and a wholly owned subsidiary of Bill Barrett (“Holdco”), Rio Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Holdco, Rider Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Holdco, and, for certain limited purposes, Fifth Creek Energy Company, LLC, a Delaware limited liability company, and NGP Natural Resources XI, L.P., a Delaware limited partnership.

We have participated in the preparation of the discussion set forth in the section entitled “Material U.S. Federal Income Tax Consequences” in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it purports to summarize the provisions of certain United States federal income tax laws specifically referred to therein, and subject to the qualifications, exceptions, beliefs, expectations, assumptions and limitations described therein and subject to such qualifications, exceptions, beliefs, expectations, assumptions and limitations being true, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,